Exhibit 10.2
ASSET PURCHASE AGREEMENT

BY AND BETWEEN:

MEGAPPS VENTURES INC., a Nevada corporation having an office in 1255 W. Rio Salado Parkway, Suite 215, Tempe, AZ 85281 (hereinafter referred to as the “Corporation”);

GEORGI TANMAZOV, an individual residing in Germany (hereinafter referred to as the “Owner”);

- And -

Incorporate Apps, Einzelunternehmen located at Berlin Germany (hereinafter referred to as “Incorporate Apps”)

ASSET PURCHASE AGREEMENT

Dated as of October 16, 2015

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 16th day of October 2015, by and between MEGAPPS VENTURES INC., a Nevada corporation (the “Corporation”), GEORGI TANMAZOV, an individual residing in Germany (“Owner”) and INCORPORATE APPS EINZELUNTERNEHMEN, having offices in Berlin, Germany (“Incorporate Apps”).

WHEREAS, Incorporate Apps is engaged in the business of developing Android and Apple mobile applications (the “Business”);

WHEREAS, Owner owns all of the issued and outstanding equity interests of Incorporate Apps;

WHEREAS, the Corporation desires to purchase and acquire certain of Incorporate Apps’ assets, properties and contractual rights used in connection with the Business, and Incorporate Apps desires to sell such assets, properties and contractual rights to the Corporation;

NOW THEREFORE in consideration of the mutual covenants, representations and warranties, which are to be made and performed by the respective Parties, it is hereby agreed as follows:

ARTICLE I INTERPRETATION

Section 1.01. Definitions. The following terms when used in this Agreement shall have the meanings hereby assigned to them:

“Action” means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Entity or private authority;

“Business Day” shall mean any day other than a day which is a Saturday, a Sunday or a statutory holiday in Tempe, Arizona;

“Closing” shall mean the closing of the transactions contemplated by this Agreement; “Effective Date” shall mean October 5th, 2015;
“Effective Time” shall mean 12:01 a.m. MST on the Effective Date;

“Encumbrance” shall mean any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, pre-emptive right deferred purchase, title retention, leasing, sale-and- repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

“Escrow” shall mean the holding of the Escrow Funds pending completion of the transactions set forth herein;

“Escrow Holder” shall mean Flippa Escrow, with offices located in San Francisco, California;

“Governmental Entity” shall mean any court or tribunal in any jurisdiction or any federal, state, municipal or other governmental body, agency, authority, department, commission, board or instrumentality;

“Liabilities” means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent,  including those arising under any applicable law, rule or regulation, or Action and those arising under any contract, agreement, arrangement, commitment or undertaking;

“Party” shall mean a Person, which is bound by this Agreement;

“Person” shall mean any individual, firm, company, government, state or agency of a  state or any joint venture, association or partnership (whether or not having separate legal personality);

“Regulations” shall mean all statutes, laws, codes, treaties, ordinances, decrees, rules, orders and regulations in effect from time to time and made by governments or Governmental Entities having jurisdiction over the Corporation, the Owner, or the Business;

“US” shall mean United States of America.

ARTICLE II ASSET PURCHASE

Section 2.01. Agreement of Asset Purchase. Subject to and upon the terms and  conditions of this Agreement, the Corporation agrees to pay to Incorporate Apps for the Assets (defined below) $92,500 US Dollars (the “Purchase Price”) and the Owner agrees to cause the assets, properties and contractual rights used in connection with the Business as described in Schedule A (collectively, the “Assets”) to be assigned to the Corporation (the “Asset Purchase”) as follows:

(a)	Upon execution of this Agreement:

1.	the Corporation shall pay $46,250 US Dollars directly to Incorporate Apps’ bank account;

2.
the Corporation shall place $46,250 US Dollars (“Escrow Funds”) into Escrow with the Escrow Holder pending full and complete performance of all of Owner’s obligations under this Agreement and the Closing; and

3.
the Owner and Incorporate Apps shall cause the Financial Statements (as such term is defined below in Section 5.09(a)), all accounting and other documents of Incorporate Apps including, but not limited to, all financial statements from September 2013 through September 2015, and all supporting invoices, contracts, agreements, bank statements and tax filings, copies of which shall be made available to the Corporation’s auditor.

(b)
Following execution of this Agreement and placement into Escrow of those items described above in subsection (a) of this Section 2.01, the Corporation’s auditor shall review and audit the accounting and other documents placed into Escrow by the Owner. Upon the auditor’s completion of such review and audit and contingent upon the auditor’s satisfaction that such records are complete and satisfactory,  then  the transactions contemplated hereby shall be completed and the parties shall proceed to closing (the “Closing”)

(c)	Upon Closing, the Escrow Holder shall release the Escrow Funds to Incorporate Apps and release all of the records provided by Owner and/or Incorporate Apps to the Corporation.

(d)
In the event that either party does not fulfill its obligations set forth herein or if the Corporation terminates this Agreement, then the Escrow Funds will be released from Escrow and returned to the Corporation and any other portion of the Purchase Price paid to Incorporate Apps or the Owner will be retuned immediately to the Corporation.

Section 2.02. Closing Location. The Closing of the Asset Purchase and the other transactions contemplated by this Agreement will occur as soon as possible (the “Closing Date”), at the offices of the Escrow Agent.

Section 2.03. Incorporate Apps’ and Owner’s Closing Documents. At the Closing, Incorporate Apps and Owner shall tender, or cause to be tendered, to Corporation:

(a)	A Bill of Sale for the Assets and an Assignment of the Assets to the Corporation and such other separate instruments as Corporation reasonably requests;

(b)
Accounting and other documents of Incorporate Apps including, but not limited to, all financial statements from September 2013 through September 2015, and all supporting invoices, contracts, agreements, bank statements and tax filings, all in a form acceptable to the Corporation’s auditor; and

(c)	A resolution from Incorporate Apps and Owner certifying that the conditions in Section 8.01(b) have been satisfied.

Section 2.04. Corporation’s Closing Documents. At the Closing, the Corporation will tender, or cause to be tendered, to Owner:

(a)	the Escrow Funds; and

(b)	A certificate executed by a duly appointed officer of the Corporation certifying that the conditions in Section 9.01(b) have been satisfied.

Section 2.05.  Non-Assumption of Liabilities.  Corporation shall not, by the execution  and performance of this Agreement or otherwise (including under theories of successor liability), assume, become responsible for or incur any Liability of any nature of Incorporate Apps or Owner or any other Person. Incorporate Apps and Owner agree that they shall pay and discharge all such Liabilities as and when they become due and payable.

Section 2.06. Post-Closing Matters. Corporation and Owner agree that following the Closing:

(a)
Corporation shall cause Owner to be appointed to the Board of Directors of the Corporation, and such appointment and board position shall be subject to the Corporation’s governing documents as such may be amended from time to time, and applicable law. As a director, Owner shall, among other things, provide advice to the Corporation, from time to time, regarding the Corporations operations and potential acquisitions.

(b)
Corporation shall employ Owner and Owner shall continue maintaining the Assets during the period of his employment. The compensation during the period of employment will consist of (i) a fixed salary of $600 per month, and (ii) 20% of all profits generated from the Assets during the period of Owner’s employment with the Corporation (which may be paid to Owner or a beneficiary of his choosing). Owner’s employment can be terminated by Corporation or Owner, for any or no reason, upon sixty

(60) days advance notice. Upon termination, Corporation shall have no further obligation to pay any compensation to Owner.   Profits will be Totalrevenue minus Totalexpenses.

(c)
In the event that within 120 days after the Closing Date the Corporation (i) sells all, or substantially all of the Assets to an entity controlled by the Corporation or its owners, or (ii) conducts a reverse takeover with another entity, then the Owner shall receive an ownership interest of 0.5% of the issued and outstanding shares of such entity obtaining the Assets, calculated at the time the Assets are deemed to be acquired by such entity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01. Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement and at the Closing Date.

Section 3.02. Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Closing.

Section 3.03. Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04. Each Party acknowledges that the restrictions contained in Section 12.07 (Public Notices) shall continue to apply after the Closing or Termination under this Agreement without limit in time.

Section 3.05. All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Effective Date and the Assignment. If no claim shall have been made under this Agreement against a Party with respect to any incorrectness in or breach of any representation or warranty made by that Party in this Agreement within six months following the Effective Date, that Party shall have no further liability with respect to the representation or warranty.

Section 3.06. The representations and warranties contained in clauses 3.01 and 3.02 herein of this Agreement shall be deemed to apply to all and shall not merge or diminish as a result of the Asset Purchase as contemplated hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Section 4.01. Organization, Standing and Authority; Foreign Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.
Section 4.02.   Corporate Authorization. The execution, delivery and performance by    the Corporation of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Corporation, and this Agreement constitutes a valid and binding agreement of the Corporation.

Section 4.03. No Conflict.  The  execution,  delivery  and  performance  of  this Agreement and the completion of the transactions contemplated herein will not:

(a)	Violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of the Corporation;
(b)
Violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon the Corporation or upon the assets or business of the Corporation; or

(c)	Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Corporation or to the properties or business of the Corporation.

Section 4.04. Brokerage. No broker or finder has acted, directly or indirectly, for the Corporation nor did the Corporation incur any finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE OWNER AND INCORPORATE APPS

The Owner and Incorporate Apps represent and warrant to the Corporation as follows:

Section 5.01. Organization,  Standing  and  Authority;  Foreign  Qualification.  Incorporate Apps is a company duly organized, validly existing and in good standing under the laws of Germany and has all requisite corporate power and authority to own, transfer and assign the Assets and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign company in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification. The Owner owns all of the issued and outstanding equity interests of Incorporate Apps and no Person other than the Owner has any right to vote such equity interests.

Section 5.02.  Authorization. The execution, delivery and performance by the Owner   and Incorporate Apps of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Owner and Incorporate Apps and all necessary action on the part of the Owner and Incorporate Apps. The Owner and Incorporate Apps have duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement  of the Owner and Incorporate Apps.

Section 5.03. Title to the Assets. Upon completion of the Assignment, the Corporation shall be the beneficial and record holder of the Assets, without any Encumbrances thereon.

Section 5.04. Tax Advice. Owner is responsible for obtaining such legal, including tax, advice as it considers necessary or appropriate in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated herein.

Section 5.05 No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)
Violate any provision of the Articles or Certificate of Incorporation, By-laws or other charter or organizational document of Incorporate Apps or the terms and conditions of any agreements pertaining to any of the Assets;

(b)
Violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Owner or Incorporate Apps is a party or by or to which either of its assets or properties, including the Assets, may be bound or subject;

(c)
Violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Owner, Incorporate Apps or upon any of the Assets;

(d)	Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Owner, Incorporate Apps or to any of the Assets; or

(e)	Result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by Incorporate Apps or any of the Assets.

Section 5.06. Compliance with Laws. To the best of Owner’s and Incorporate Apps’ knowledge, Incorporate Apps is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on Incorporate Apps or any of the Assets and Incorporate Apps  has not received written notice that any violation is being alleged.

Section 5.07.  Material Information.   This Agreement, the Schedules attached hereto   and all other information provided, in writing, by Owner or Incorporate Apps or representatives thereof, to the Corporation, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to the Corporation in writing which, individually or in the aggregate, could have a material adverse effect on Owner or Incorporate Apps or a material adverse effect on the ability of Owner to perform any of its obligations pursuant to this Agreement or on the ability of Incorporate Apps or the Corporation to operate any of the Assets.

Section 5.08. Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Incorporate Apps. There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of Incorporate Apps, threatened against or involving Incorporate Apps, its assets or any of the Assets.

Section 5.09.  Financial Statements.  (a) Owner has, or will have prior to the Closing  Date, provided to the Corporation financial statements pertaining to the Assets and the Business for the last three (3) fiscal years ended immediately prior to the date of this Agreement that are an accurate portrayal of the operations of the Assets and the Business (the “Financial Statements”).

(b) The Financial Statements shall be true, correct and complete in all material respects and fairly present the financial condition of the Assets and the Business.

Section 5.10. Status of Assets and the Business. The Assets and the Business are, and at the time of the Asset Purchase and the Closing shall be, in good standing and free from any Encumbrances whatsoever.

Section 5.11.  Brokerage.  No broker or finder has acted, directly or indirectly, for   Owner or Incorporate Apps nor has Owner or Incorporate Apps incurred any obligation  to pay any brokerage, finder’s fee or other commission in connection with the  transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS AND AGREEMENTS OF OWNER

Section 6.01. Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, Owner shall cause Incorporate Apps to conduct its business substantially in the manner in which it is currently conducted.

Section 6.02.     Preservation of Permits and Services.  From the date of this Agreement  to the Closing Date, Owner shall cause Incorporate Apps to use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 6.03.   Conduct Pending the Closing Date.  From the date of this Agreement to the Closing Date: (a) Owner shall cause Incorporate Apps to use its best efforts  to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) Owner shall promptly notify Corporation of any event, condition or circumstance that would constitute a violation or breach of this Agreement by Owner or Incorporate Apps.

Section 6.04. Corporate Examinations and Investigations. Prior to the Closing Date, Corporation shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of Incorporate Apps, and such examination of the books, records, tax returns, results of operations and financial condition of Incorporate Apps. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Owner and his employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VII
COVENANTS AND AGREEMENTS OF CORPORATION

Section 7.01. Conduct of Corporation Pending the Closing.  From the date hereof  through the Closing Date:

(a)
Corporation shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b)
Corporation shall promptly notify Owner of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by the Corporation.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATION OF CORPORATION TO CLOSE

The obligations of the Corporation to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01.   Representations and Covenants.  (a)   The   representations   and  warranties of Owner and Incorporate Apps contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)          The Owner shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by him or Incorporate Apps on or before the Closing Date. The Owner shall have delivered to the Corporation a certificate, dated the Closing Date, and signed by the Owner to the foregoing effect.

Section  8.02.      Governmental Permits and Approvals.

(a)
              All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and  to permit the business currently carried on by Incorporate Apps to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and the Corporation shall have been furnished with appropriate evidence, reasonably satisfactory to it, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)	There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03.     Third Party Consents.  All consents, permits and approvals from parties  to contracts with Incorporate Apps that may be required in connection with the performance by Incorporate Apps hereunder or the continuance of such contracts in full force and effect after the Closing Date, shall have been obtained.

Section 8.04.    Litigation.  No action, suit or proceeding shall have been instituted and   be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on Incorporate Apps, Owner, or on the Business.

Section 8.05. Due Diligence Review. The Corporation must have received results satisfactory to it, in its sole discretion, from its due diligence review of Owner, Incorporate Apps, the Business, and the Assets.

Section 8.06. Closing Documents. The Owner shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE OWNER TO CLOSE

The obligations of Owner to be performed by him at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by him, to the extent permitted by law:

Section 9.01.   Representations and Covenants.  (a)   The representations   and  warranties of the Corporation contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of  the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) The Corporation shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. The Corporation shall have delivered to Owner a certificate dated the Closing Date, and signed by an authorized signatory of the Corporation to the foregoing effect.

Section 9.02.        Governmental Permits and Approvals. (a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by the Corporation to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and Owner shall have been furnished with appropriate evidence, reasonably satisfactory to him, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)	There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 9.03.    Litigation.  No action, suit or proceeding shall have been instituted and   be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on the Corporation.

Section 9.04.  Closing  Documents.  The  Corporation  shall  have  executed  and delivered the documents described in Section 2.04 above.
Section  10.01.   Termination.

ARTICLE X TERMINATION

(a)
Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Asset Purchase and the other transactions contemplated by  this Agreement shall be abandoned at any time prior to the Closing:

(i)	by mutual written consent of Owner and the Corporation;

(ii)
by either Owner or the Corporation in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Asset Purchase or any of the other transactions  contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iii)
by the Corporation (a) if the Corporation is not then in material breach of this Agreement and if there shall have been any breach by Owner (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article VIII, and (B) shall not have been cured within thirty (30) days following receipt by Owner of written notice of such breach, or such longer period  in the event that such breach cannot reasonably be expected to be cured within such 30-day period and Owner is diligently pursuing such cure, or (b) if the Corporation has not received results satisfactory to it, in its sole discretion, from its due diligence review of Owner, Incorporate Apps, the Business, or the Assets;

(v) by Owner if he is not then in material breach of this Agreement and if there shall have been any breach by the Corporation (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article IX, and (B) shall not have been cured within thirty (30) days following receipt by the Corporation of written notice of such breach; or

(b)
In the event of termination by Owner or the Corporation pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

Section 10.02. Effect of Termination. If this Agreement is terminated and  the  transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02; and (ii) Section 12.07 relating to publicity. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE XI NOTICE

Section  11.01.    Service of Notice

All notices, requests, consents and other communications required or permitted hereunder shall be deemed to be served properly if served (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the  time, place and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission, in each case to the parties at the following addresses.

Section 11.02.     Addresses for Notices

The address for service of notices hereunder of each of the Parties shall be as follows:

Corporation:                                        Megapps Ventures Inc.
1255 W. Rio Salado Pkwy, Suite 215 Tempe, AZ 85281
Owner:	Georgi Tanmazov Firlstr. 34/36 12459 Berlin Germany

Incorporate  Apps:                        Firlstr. 34/36
12459 Berlin Germany
Section  11.03.                              Right to Change Address

A Party may change its address for service by notice to the other Parties, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

ARTICLE XII MISCELLANEOUS PROVISIONS

Section 12.01. Assignment. The rights of the Parties shall not be assignable without the prior written consent of the other Party, which assignment shall not be unreasonably withheld.

Section 12.02. Expenses. Each Party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 12.03. Governing Law. This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Arizona applicable therein to the exclusion of any conflicts of laws rules, which would refer the matter to the laws of another jurisdiction. Each Party accepts the exclusive jurisdiction of the courts of the State of Arizona and all courts of appeal there from.

Section 12.04.  Time.  Time shall be of the essence in this Agreement.

Section 12.05. No Amendment Except in Writing.  This Agreement may be amended  only by written instrument executed by all of the Parties hereto.

Section 12.06. Further Assurances. The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the Effective Date.

Section 12.07. Notices. The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 12.08. Standstill Agreement. Unless and until this Agreement is terminated pursuant to Article 10 without the Closing having taken place, Owner and Incorporate Apps shall not, directly or indirectly, solicit offers for the Assets, for the capital stock of Incorporate Apps or for a merger or consolidation involving Incorporate Apps, or  respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have expressed an interest in acquiring Incorporate Apps or the Business by merger, consolidation or  other combination or by acquiring any of the capital stock or material Assets of Incorporate Apps. The Owner shall not vote his stock in favor of any such transaction. Incorporate Apps and the Owner shall notify the Corporation immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

IN WITNESS WHEREOF the Parties have executed this Asset Purchase Agreement on the date first above written.

MEGAPPS VENTURES INC.,                                                                                                          OWNER
a Nevada corporation

By:
Name:        Chan Set Kuan                                                                                          Georgi Tanmazov Title:  President

INCORPORATE APPS
a German company
By:
Name:  Georgi Tanmazov
Title: Einzelunternehmer

Schedule “A”
 IDENTIFICATION  THE ASSETS

Corporate websites, twitter, facebook and youtube accounts. List of applications included in the Assets under the Agreement:

1.	Battery Percentage Icon

-	display the percentage left of the battery on an Android device

2.	Berlin Police Crime Watch

3.	Hamburg Police Crime Watch

-	displaying crimes in Berlin and Hamburg, Germany. Reports provided by the local police office via public RSS Feeds (not official apps)

4 -5 Broken Cracked Screen Prank (free and paid)

-	displays a crack on the phone - prank app

6-7 Call Guard (blocking of Calls on an Android device) - Free and paid

-	an app to block calls on an Android device

8.	Email my Text or Contacts

-	app to export Text messages or Contacts via Email or wifi direct on supported Android devices

9.	Emergency Panic Button

-	app to help in a case of Emergency, serves as panic button and sends gps coordinates and predefined text messages to preset contacts - calls a contact. Android Wear Smartwatch support.

10-11 Fake GPS Location Spoofer - Free and Paid

-	fakes the location on an Android device to a predefined user location, works with 3rd party apps.

12.	Find my Android phone

-	In case of the Android phone being lost, the owner or others can track it via SMS commands sent to the lost phone

13.	Hide Caller ID

-	Automatically hides the caller ID for outgoing calls based on predefined setup 14-15 Hue NFC - free and paid

-	controls Hue Lamps via NFC chips and a supported Android device

16.	Open WiFi Scanner

-	app to automatically search for open and free wifi networks in the background

17.	Private Messenger (SMS Blocker)

-	default text messenger with the ability to block sms, hide sms threads as private and more. Free with IAP

18-19 SMS Blocker (paid and free)

-	SMS blocker for older Android devices, supporting older Android devices, where the user can choose a different default text messaging app.

20-21 Spoty (Location based reminder and profile changer) - free and paid

-	Location based reminder, profile changer based on proximity 22-23 Talking Caller ID free and paid

-	Text to speech app which recognizes the contact name and speaks it out loud for incoming calls and SMS

24.  Teleport Transporter app

-	prank april fools app

25-26 The whip sound app from the Big Bang Theory - Free and Paid

-	the app used in an episode from the TV Series The Big Bang Theory - simulates a whip sound on device shake whip motion

27-28 Total Call Control - free and paid

-	an app to control incoming calls and outgoing calls - can initiate a call on shake, answer or hang up a call on shake, volume control button press and more.

29-30 Walk and Text - paid

displays the camera view behind apps, has text messaging functionalities iOS Apple Apps
31. WalkNText

-	the equivalent of the Android app, paid version for iPhone/iPods and iPad Tablets